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                                                                  Exhibit 99.1

                                 News Release
PNC BANK                                                    MIDLANTIC
________________________________________________________________________________

Contacts:
PNC BANK                                                               MIDLANTIC
MEDIA:                                                                    MEDIA:
- ------                                                                    ------
Jonathan Williams                                             James J. Hartmann
(412) 762-4550                                                   (908) 321-8286

INVESTORS:                                                            INVESTORS:
- ----------                                                            ----------
William H. Callihan                                         Donald W. Ebbert Jr.
(412) 762-8257                                                    (908) 321-8138


              PNC BANK CORP. AND MIDLANTIC CORPORATION TO MERGE,
              CREATE $79-BILLION FINANCIAL SERVICES ORGANIZATION

                 MERGER WILL LIFT MARKET SHARE IN NEW JERSEY
             AND PHILADELPHIA AND IMPROVE PNC BANK BALANCE SHEET
             ---------------------------------------------------

       PITTSBURGH, Pa., and EDISON, N.J., July 10, 1995--PNC Bank Corp. (NYSE: PNC) and Midlantic Corporation (NASDAQ: MIDL) today announced approval by both boards of directors of a definitive merger agreement that will create the nation's 11th-largest bank holding company, with assets of nearly
$79 billion.

        On completion of the merger and PNC Bank's pending acquisition of Chemical Bank New Jersey, PNC Bank will rank second in market share in New Jersey and the Philadelphia region.

        Under terms of the agreement, PNC Bank Corp. will exchange 2.05 shares of its common stock for each share of Midlantic common. Based on PNC Bank Corp.'s closing stock price of $26.875 on Friday, the exchange value would be $55.09 per Midlantic share and the transaction value would approximate
$3 billion.

        "This merger creates a unique opportunity for PNC Bank to achieve several strategic objectives," Thomas H. O'Brien, chairman and chief executive officer of PNC Bank, said. "It greatly expands our market share in Philadelphia and New Jersey, and it represents a major step forward in our balance sheet realignment, with a concurrent reduction in interest rate sensitivity. Importantly, it is expected to be additive to earnings per share within the first year of combined operations and going forward."

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        Garry J. Scheuring, chairman, president and chief executive officer of
Midlantic Corporation, said, "This transaction is attractive for our shareholders, who will achieve a meaningful premium over current market value in a tax-free transaction and receive a stake in one of the superregional leaders in our industry. Our customers will be well served through the truly broad range of financial products PNC Bank offers."

        O'Brien and Scheuring commented, "As we have worked closely together on this merger, we have both been impressed by the similarities of the cultures in PNC Bank and Midlantic. We share a common emphasis on achieving customer satisfaction and efficient operations and we are excited by the opportunities that this combination offers to create value for our shareholders and customers."

        O'Brien pointed out that an added benefit of the merger is the depth and strength of Midlantic's management. He announced that following the completion of the transaction, Scheuring will become vice chairman and a director of PNC Bank Corp. and will join him and James E. Rohr, president of PNC Bank Corp. and president and chief executive officer of PNC Bank, N.A., in a new Office of the Chairman. Scheuring will have responsibility for the New Jersey and Philadelphia markets and for consumer banking corporatewide. In connection with the merger, three additional directors of Midlantic will be nominated for membership on PNC Bank Corp.'s board. In addition, Howard I. Atkins, Midlantic's chief financial officer, will join PNC Bank as executive vice president and head of asset and liability management/treasury, and will be involved in capital markets strategy.

        O'Brien noted that the in-market nature of the merger provides opportunities for realistic and achievable cost savings from areas such as branch network consolidations, back office and administrative units and marketing expenses. In addition, PNC Bank's broad array of national products, such as asset management, treasury management, residential mortgages and credit cards, present significant opportunities to increase revenues.

        Scheuring continued, "With our restructuring of the past several years successfully completed, our board and management have given careful consideration to how best to maximize shareholder value going forward, taking into account trends and legislation affecting our industry and the alternatives available to us to create the critical mass necessary to compete effectively. Our board determined that joining forces with PNC Bank is the best course for Midlantic."

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        In connection with the merger, PNC Bank said that it expects to record a pre-tax charge of approximately $190 million prior to closing to cover merger-related expenses.

        The merger is expected to be completed by year end 1995, pending approval by the shareholders of both companies and regulatory agencies. The merger is anticipated to be a tax-free transaction to Midlantic shareholders and will be accounted for as a pooling of interests. In addition, Midlantic and PNC Bank have granted each other options to purchase up to 19.9 percent of each other's outstanding common stock, under certain circumstances.

        PNC Bank said that it expects to report 1995 second quarter net income of $137.0 million, or $0.59 per fully diluted share. Return on average assets and return on average common equity are expected to be .89 percent and
12.61 percent, respectively.

        Midlantic Corporation said that it expects to report second quarter net income of $56.0 million, or $1.05 per fully diluted common share. Return on average assets and return on common equity are expected to be 1.69 percent and
16.51 percent, respectively.

        Midlantic Corporation, an interstate bank holding company headquartered in Edison, N.J., is committed to providing service excellence to consumers, businesses and communities. The corporation's principal subsidiary, Midlantic Bank, N.A., operates 338 banking offices in New Jersey and Southeastern Pennsylvania.

        PNC Bank Corp., with assets of $62.1 billion at March 31, 1995, is one of the largest financial services organizations in the United States. Headquartered in Pittsburgh, it operates consumer banking offices across Pennsylvania, Delaware, Ohio, Kentucky and Indiana and mortgage offices in 30 states. PNC Bank's major businesses include corporate banking; consumer banking; private banking; mortgage banking; and trust and mutual funds asset management.

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